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                                                                       EXHIBIT I

CATUITY INFORMED OF SMART CHIP TECHNOLOGY PHASE-OUT BY MAJOR CUSTOMER


Detroit, MI., March 1, 2004 -- Catuity, Inc. (NASDAQ: CTTY; ASX: CAT), provider of loyalty software for transaction processors, card issuers and merchants, today announced that a major customer of the company has indicated that it will phase out its smart chip technology program.

Catuity was notified by Target Corporation that it has elected to phase out its use of smart chip technology over the next 12 months. This technology was the first to be used on a nationwide basis by a major retailer and contained the Catuity software as part of an e-couponing smart loyalty application.

"We are disappointed this specific program will not be going forward. Catuity is fortunate that our loyalty software supports a variety of consumer identification devices. While in this instance it was smart chip technology, the system works equally well for mag stripe, contactless, RFID or bar codes and we are hopeful that we can continue to work with Target in the future," stated Michael V. Howe, president and CEO of Catuity.

Howe indicated that Catuity is evaluating the impact on 2004 forecasted revenue and net income. "We believe at this time it will be material. The company will provide additional information in its Form 10K filing in mid-March."

About Catuity, Inc.

Catuity, Inc. is a leading provider of loyalty program management and e-coupon software to merchants, card issuers and processors. Clients of Catuity use the software to establish and administer a new breed of customer loyalty and e-coupon programs that immediately reward profitable behavior by customers at the point of sale. The patented software can be used to attract and retain customers and to encourage more valuable purchases, thereby resulting in greater revenue for the merchant or card issuer. The Catuity system supports many forms of customer ID, including mag-stripe, smart cards and RFID tokens. Catuity's smart card loyalty applet has been loaded on millions of chip-based credit cards. Catuity's software is in use in more than 4,200 U.S. stores, including multi-lane mass merchandisers and local independent retailers. In addition to its innovative software, Catuity also provides marketing expertise and support services to its clients. More information on Catuity is available at its website: http://www.catuity.com.

In conjunction with the provisions of the "Safe Harbor" section of the Private Securities Litigation Reform Act of 1995, this release may contain forward-looking statements pertaining to future anticipated projected plans, performance and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates of future results and there can be no assurance that actual results will not materially differ from expectations. Further information on potential factors that could affect Catuity, Inc. is included in the Company's Form 10-K, which is filed with the U.S. Securities & Exchange Commission.

Contact:          Michael V. Howe
                  President and CEO
                  Catuity, Inc.
                  313-567-4348 ext. 213

                  or

                  Beverly Jedynak
                  Martin E. Janis & Company, Inc.
                  312-943-1100 ext. 12
                  after-hours:  773-583-1447
                  cell:  773-350-5793